Exhibit 2.1
PURCHASE AGREEMENT
          THIS PURCHASE AGREEMENT, dated as of January 23, 2008 (this “Agreement”), is entered into by and between Retail Ventures, Inc., an Ohio corporation (the “Seller”) and VCHI Acquisition Co., a Delaware corporation (the “Purchaser”).
W I T N E S S E T H:
          WHEREAS, the Seller owns all of the issued and outstanding units of the membership interests of Value City Department Stores LLC, an Ohio limited liability company (“Value City”); and
          WHEREAS, the Seller owns all of the issued and outstanding shares of common stock, no par value, of J.S. Overland Delivery, Inc., a Delaware corporation (“J.S. Overland”), which shares (the “J.S. Overland Shares”) the Seller shall contribute to Value City prior to the Closing (as defined in Section 2.1); and
          WHEREAS, the Seller owns all of the issued and outstanding shares of common stock, par value $1.00 per share, of Retail Ventures Jewelry, Inc., an Ohio corporation (“RVJ” and, together with Value City, Value City Holdings (as defined below) and J.S. Overland, the “Companies” and each individually a “Company”), which shares (the “RVJ Shares”) the Seller shall contribute to Value City prior to the Closing; and
          WHEREAS, prior to the Closing, the Seller will transfer all of the issued and outstanding units of the membership interests of Value City to Value City Holdings, Inc., a Delaware corporation (“Value City Holdings”), and Value City Holdings will simultaneously issue to the Seller 1,000 shares of common stock of Value City Holdings (the “Shares”), which Shares will constitute all of the issued and outstanding shares of capital stock of Value City Holdings; and
          WHEREAS, the Purchaser desires to purchase 810 Shares (the “Purchased Interest”) from the Seller, and the Seller desires to sell 810 Shares to the Purchaser, for and in consideration of the Purchase Price (as defined in Section 1.1(b)) to be paid to the Seller by the Purchaser, upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, the Purchaser and the Seller will enter into the Stockholders Agreement (as defined in Section 1.2) with respect to the management and operation of Value City Holdings from and after the Closing.
          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
TRANSACTIONS`
          Section 1.1 Sale and Transfer of the Purchased Interest; Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing:
               (a) the Seller agrees to (i) sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Seller, all of the Seller’s rights, title and interest in and to the Purchased Interest free and clear of any Encumbrances (as defined in Section 3.2), and (ii) issue, sell and deliver to the Purchaser warrants to purchase (in the form set forth as Exhibit A (the “Warrants”)) in aggregate 150,000 shares of the Seller’s common stock, without par value (the “Seller Shares”), at an exercise price of $10.00 per share, exercisable (subject to payment of the purchase price therefor) on or prior to the date that is eighteen (18) months immediately following the Closing Date;
               (b) the Purchaser agrees to deliver to the Seller an aggregate amount equal to $50,000 in cash (the “Purchase Price”), which delivery will be made by wire transfer of immediately available funds to the bank account designated in writing by the Seller prior to the Closing; and
               (c) the Purchaser shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state or local tax law. If the Purchaser so deducts and withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.
The transactions referred to in paragraphs (a) and (b) above are collectively referred to as the “Closing Date Transactions.”
          Section 1.2 Value City Holdings Stockholders Agreement. At the Closing, the Purchaser and the Seller shall enter into a Stockholders Agreement with respect to Value City Holdings in the form set forth as Exhibit B to, among other things, provide for the Purchaser’s interest in Value City Holdings as a result of its acquisition of the Purchased Interest (the “Stockholders Agreement”).
          Section 1.3 Intercompany Accounts.
               (a) Immediately prior to completion of the transaction described in Section 6.15(c) of this Agreement, the Seller shall contribute to the capital of Value City the promissory note, dated as of January 17, 2008 (the “Existing Promissory Note”), payable by Value City to the Seller, the face amount of which is $34,441,000.
               (b) The net amount of all intercompany accounts which represent funds owed between (i) a Company or a Subsidiary (as defined in Section 3.2(a)), on the one hand, and (ii) the Seller or an affiliate of the Seller (other than any Company or any Subsidiary), on the other hand, outstanding immediately prior to completion of the transaction described in Section 6.15(c) of this Agreement (which intercompany accounts shall not include (A) the

Existing Promissory Note or (B) the intercompany accounts described in Section 6.15(b), which shall be transferred in accordance with such Section 6.15(b)) (such intercompany accounts, excluding those in (A) and (B), the “Existing Intercompany Accounts”), shall be contributed to the capital of Value City and the Existing Intercompany Accounts eliminated for no consideration effective as of immediately prior to completion of the transaction described in Section 6.15(c) of this Agreement.
               (c) From and after the contributions to the capital of Value City contemplated by Section 1.3(a) and Section 1.3(b), the Seller and the Purchaser acknowledge and agree that (i) Value City shall not be obligated to pay any amounts previously owed by it under the Existing Promissory Note and (ii) the Seller and its affiliates and the Companies and the Subsidiaries shall not be entitled to collect any amounts previously owed to any of them under the Existing Intercompany Accounts.
          Section 1.4 Releases. Prior to the Closing, the Seller will obtain a release of Value City and its material assets from any and all liens (the “Releases”) other than (i) liens for current taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with U.S. generally accepted accounting principles (“GAAP”), (ii) liens of record affecting real property and similar matters that would be shown by an accurate survey, zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by governmental authorities, (iii) materialmen’s, warehousemen’s and mechanics’ liens and other liens arising by operation of law, in the ordinary course of business consistent (in scope and amount) with past practice, for sums not yet due, (iv) such other liens, imperfections in or failures of title, easements, leases, licenses, restrictions, and activity and use limitations as would not limit or restrict the use of such properties or assets in any material respect and (v) liens required by National City Business Credit, Inc. to remain in effect (or to remain in effect as amended) in connection with Value City’s entry into a replacement credit facility with National City Business Credit, Inc. as contemplated by Section 6.14. The liens described in the foregoing clauses (i), (ii), (iii), (iv) and (v) are collectively referred to as “Permitted Liens.”
ARTICLE II
THE CLOSING
          Section 2.1 Closing. The consummation of the Closing Date Transactions (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington, D.C., at 10:00 a.m., local time, on the second (2nd) business day immediately following the date on which the last of the conditions set forth in Article VII hereof is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment thereof at the Closing) or at such other time, date and place as the Seller and the Purchaser shall mutually agree (the “Closing Date”). All Closing Date Transactions are intended to occur as nearly simultaneously as possible and the Closing formalities shall not be adjourned or the Closing deemed completed until all Closing Date Transactions have been completed.

          Section 2.2 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser:
               (a) a certificate, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and duly executed on behalf of the Seller by an authorized executive officer of the Seller, certifying that the conditions to the Closing set forth in Section 7.2(b) and Section 7.2(c) have been fulfilled;
               (b) a stock certificate representing the Purchased Interest, duly and validly issued by Value City Holdings in the name of the Purchaser;
               (c) the Warrants in the name of the Purchaser, duly executed by the Seller;
               (d) evidence reasonably satisfactory to the Purchaser of the completion of the Reorganization;
               (e) evidence of the resignations of the officers and the members of the board of directors or board of managers, as applicable, of each Company and each Subsidiary;
               (f) the limited liability company and corporate books, unit ledgers and stock ledgers, minute books, corporate and company seal or their functional equivalents of each Company and each Subsidiary; provided that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.2(f) if such item has been delivered to, or is otherwise located at, the offices of Value City;
               (g) amendments to the SSC License Agreement (as defined in Section 6.11), duly executed by Value City of Michigan, Inc. and Value City;
               (h) a copy of the VCM/RVLI License Agreement, duly executed by Retail Ventures Licensing, Inc. and Value City of Michigan, Inc.;
               (i) a copy of the Shared Operations Agreement, duly executed by Value City and American Signature, Inc.;
               (j) the Stockholders Agreement, duly executed by the Seller;
               (k) evidence reasonably satisfactory to the Purchaser of the Releases;
               (l) a certification in a form reasonably satisfactory to the Purchaser pursuant to Treas. Reg. §1.1445-2(b)(2) stating that the Seller is not a foreign person;
               (m) evidence reasonably satisfactory to the Purchaser of the proper assignment to the Seller of that certain Master Equipment Lease Agreement, dated as of August 30, 2005, by and between Value City and National City Leasing Corporation, including any schedules or amendments thereto (the “Master Equipment Lease”), executed by Value City, the Seller and National City Leasing Corporation; and

               (n) any other documents, instruments and writings reasonably required to be delivered at the Closing by the Seller to the Purchaser pursuant to this Agreement.
          Section 2.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:
               (a) a certificate, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and duly executed on behalf of the Purchaser by an authorized executive officer of the Purchaser, certifying that the conditions to the Closing set forth in Section 7.3(b) and Section 7.3(c) have been fulfilled;
               (b) the Purchase Price, by wire transfer of immediately available funds to the bank account designated in writing by the Seller prior to the Closing;
               (c) the Warrants, duly executed by the Purchaser;
               (d) the Stockholders Agreement, duly executed by the Purchaser and Value City Holdings; and
               (e) any other documents, instruments and writings reasonably required to be delivered at the Closing by the Purchaser to the Seller pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller represents and warrants to the Purchaser that, subject to the exceptions (which exceptions shall specifically identify a section of this Article III to which such disclosure relates, it being understood and agreed that each such exception shall be deemed to be disclosed under both such section and any other section to which it is reasonably apparent that such disclosure relates) set forth in the enumerated schedules delivered on the date hereof by the Seller to the Purchaser (the “Seller Disclosure Schedule”):
          Section 3.1 Organization and Qualification.
               (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each Company and each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization. Each of the Companies and the Subsidiaries has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and as is being conducted on the Closing Date and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below). As used in this Agreement, the term “Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any of the foregoing, an “Effect”) that is materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Companies and the Subsidiaries, taken as a whole, or (ii) the ability of the Seller to consummate the Closing Date Transactions; provided, however, that (with respect to clause (i) of this definition) the term “Material Adverse Effect” shall not include Effects that result from or are consequences of (A) any change in law, rule, or regulation of any Governmental Authority (as defined in Section 3.3(c)) or in GAAP or interpretations thereof, which do not have a disproportionate effect (relative to other industry participants) on any of the Companies or any of the Subsidiaries, (B) changes in financial or securities markets or the economy in general, including changes in interest or exchange rates, or effects of weather or meteorological events (except for any such changes that have a disproportionately adverse impact on any Company or any Subsidiary), (C) any conditions in the retail industry in general or the discount retail industry specifically, including competition in any of the geographic areas in which the Companies and the Subsidiaries operate, or developments or changes therein, (D) events or changes that are consequences of terrorist activity, sabotage, acts of war or acts of public enemies which do not have a disproportionate effect (relative to other industry participants) on any of the Companies or any of the Subsidiaries, (E) the failure of the financial or operating performance of the Companies or any of the Subsidiaries to meet internal projections or budgets for any period prior to, on or after the date of this Agreement, (F) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement, or the identity of the stockholders of the Purchaser or the Purchaser, (G) any action or inaction by the Seller, any Company or any Subsidiary to which the Purchaser or any stockholder of the Purchaser has consented, or (H) any matter described on Section 3.1(a) of the Seller Disclosure Schedule.
               (b) As used in this Agreement, (i) the term “knowledge,” when referring to the knowledge of the Seller, shall mean the actual knowledge of the individuals set forth in Section 3.1(b) of the Seller Disclosure Schedule and shall be deemed to include the knowledge any such person would have had if he or she made reasonable due inquiry; and (ii) the term “person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.
          Section 3.2 Subsidiaries; Capitalization.
               (a) Section 3.2(a) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all of the Subsidiaries and their respective jurisdictions of organization. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by Value City free and clear of any mortgage, liens, claims, pledges, charges, warrants, options, security interests, conversion rights, purchase rights or other encumbrances of any nature whatsoever (“Encumbrances”). As used in this Agreement, the term “subsidiary” of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors, managers or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such person. The term “Subsidiary” shall mean a subsidiary of Value City. Other than as set forth on Section 3.2(a)

of the Seller Disclosure Schedule, none of the Companies or Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, limited liability company or other organized business entity.
               (b) As of the date hereof (prior to the Reorganization), all units of the membership interests of Value City are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, beneficially and of record, by the Seller free and clear of all Encumbrances other than the lien of National City Business Credit, Inc., as agent for the Lenders under the Seller’s Amended and Restated Loan and Security Agreement, dated July 5, 2005. As of the Closing Date (following completion of the Reorganization), (i) all units of the membership interests of Value City will be validly issued, fully paid, nonassessable and free of preemptive rights, and will be owned, beneficially and of record, by Value City Holdings free and clear of all Encumbrances, and (ii) all Shares will be validly issued, fully paid, nonassessable and free of preemptive rights, and will be owned, beneficially and of record, by the Seller free and clear of all Encumbrances. Except as contemplated by this Agreement or the Ancillary Agreements, there are no options, warrants, calls, rights, subscriptions, conversion rights, commitments or agreements of any character to which any of the Seller or any of the Companies or Subsidiaries is a party or by which the Seller or any of the Companies or Subsidiaries is bound obligating the Seller or any of the Companies or Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Shares or shares of capital stock or other equity interests of the Companies or the Subsidiaries, or obligating the Seller or any of the Companies or Subsidiaries to grant, extend or enter into any such option, warrant, call, right, subscription, conversion right, commitment or agreement. Neither the Shares nor the shares of capital stock or other equity interests of the Companies and the Subsidiaries were issued in violation of any applicable federal or state securities law, or the rules and regulations promulgated thereunder, or any other legal requirement. The Shares and the shares of capital stock and other equity interests of the Companies and Subsidiaries are transferable as contemplated by this Agreement.
          Section 3.3 Authority; Non-Contravention; Statutory Approvals; Compliance.
               (a) Authority. The Seller has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the applicable Seller Required Statutory Approvals (as defined in Section 3.3(c)), each of the Seller, the Companies and the Subsidiaries has all requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller, the Companies and the Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller, the Companies and the Subsidiaries, as applicable. No vote of, or consent by, the holders of any class or series of stock or equity or membership interest, as applicable, issued by the Seller or any Company or Subsidiary is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation by the Seller, the Companies or the Subsidiaries of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes the valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

               (b) Non-Contravention. The execution and delivery of this Agreement by the Seller does not, and the consummation by the Seller and the Companies of the transactions contemplated hereby will not, violate or result in a breach of any provision of, constitute a default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of any Company or any Subsidiary (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a “Violation” with respect to the Seller, the Companies and the Subsidiaries and such term when used in Article IV has a correlative meaning with respect to the Purchaser) pursuant to any provisions of (i) the articles of incorporation, by-laws, certificate of formation, limited liability company agreement or operating agreement or similar governing documents (“Organizational Documents”) of the Seller, any Company or any Subsidiary, (ii) subject to obtaining the Seller Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Seller, any Company or any Subsidiary or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents set forth in Section 3.3(b)(iii) of the Seller Disclosure Schedule (the “Company Third-Party Consents”), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which any of the Seller, any Company or any Subsidiary is a party and by which any Company or Subsidiary, or any of the Companies’ or the Subsidiaries’ properties or assets, may be bound or affected, except in the case of (ii) and (iii), where such Violations would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (c) Statutory Approvals. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (the “Seller Required Statutory Approvals”), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body) or authority (each, a “Governmental Authority”) is necessary for the execution and delivery of this Agreement by the Seller or the consummation by the Seller and the Companies and Subsidiaries of the transactions contemplated hereby.
               (d) Compliance with Laws; Permits. (i) None of the Companies or the Subsidiaries is in violation of or, to the knowledge of the Seller, is under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority as of the date hereof, and (ii) the Companies and the Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals (“Permits”) necessary to conduct their businesses as presently conducted, except, in the case of (i) and (ii), where such violations or failures to have Permits would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          Section 3.4 Financial Statements; Books of Account; Minute Books; Absence of Undisclosed Liabilities.
               (a) Financial Statements. The Seller has provided to the Purchaser the unaudited consolidated balance sheets and the related unaudited statements of income and cash flows with respect to Value City and the Subsidiaries and each of J.S. Overland and RVJ as of and for the fiscal year ended February 3, 2007 (“Value City Financial Statements”), which fairly present in all material respects the consolidated financial condition of Value City and the Subsidiaries and each of J.S. Overland and RVJ as of and for the time period referred to therein and were prepared in accordance with GAAP consistently applied, subject to the absence of footnotes. The Seller has provided to the Purchaser the unaudited trial balance sheets and the related unaudited statements of income and cash flows with respect to Value City and the Subsidiaries and each of J.S. Overland and RVJ as of and for the nine (9) month period ended November 3, 2007 (the “Interim Balance Sheet Date”), as set forth on Section 3.4 of the Seller Disclosure Schedule (the “Value City Interim Financial Statements”). The Value City Interim Financial Statements fairly present in all material respects the consolidated financial condition of Value City and the Subsidiaries and each of J.S. Overland and RVJ as of the time and for the period referred to therein and were prepared in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes and other presentation items.
               (b) Books of Account. The books of account and other financial records of the Seller (to the extent applicable to the Companies and the Subsidiaries), the Companies and the Subsidiaries: (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Seller, the Companies and the Subsidiaries, respectively, subject to the absence of footnotes, and (ii) in all material respects are complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.
               (c) Minute Books. The minute books of the Companies and the Subsidiaries contain accurate records of all meetings, accurately reflect all other actions taken by the stockholders, managers, boards of directors and all committees of the boards of directors of the Companies and the Subsidiaries and have been maintained in accordance with each such entity’s respective Organizational Documents, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (d) Absence of Undisclosed Liabilities. None of the Companies nor any of the Subsidiaries has any liabilities or obligations (whether matured or unmatured, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated or otherwise) of any nature, except those which (i) are accrued or reserved against in the Value City Interim Financial Statements, (ii) were incurred since February 3, 2007 in the ordinary course of business (and, with respect to borrowed money, in the ordinary course of business consistent in scope and amount with past practice) or (iii) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (e) J.S. Overland and RVJ Liabilities. Neither J.S. Overland nor RVJ has any liabilities or obligations (whether matured or unmatured, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated or otherwise) of any nature, except those which were incurred in the ordinary course of business consistent with past practices.

          Section 3.5 Litigation. As of the date of this Agreement, there are no (a) claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending (of which the Seller or any of its affiliates have received notice) or, to the knowledge of the Seller, threatened against, relating to or affecting any of the Companies or Subsidiaries or any of their respective properties, or (b) material and unsatisfied judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to any of the Companies or Subsidiaries or any of their respective properties, except in the case of (a) as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.6 Tax Matters.
               (a) As used in this Agreement: (i) “Code” means the Internal Revenue Code of 1986, as amended; (ii) “Tax” means any and all federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes based upon or measured by gross receipts, income profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with any and all interest, penalties and additions imposed with respect to such amounts; (iii) “Tax Return” means any return, statement, declaration, report, estimate, notice, form, schedule or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to Taxes; and (iv) “Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule or regulation.
               (b) (i) Each Company and each Subsidiary has timely filed (or has had filed on its behalf) all material Tax Returns required to be filed by it on or prior to the date hereof, (ii) such Tax Returns are correct, complete and accurate in all material respects and (iii) all Taxes shown as due on such Tax Returns have been paid.
               (c) Complete and accurate copies of all Tax Returns of each Company and each Subsidiary filed in the previous three (3) years have been made available to the Purchaser prior to the date hereof.
               (d) A sufficient reserve for the payment of all material Taxes not yet due and payable (the “Tax Reserve”) has been created, consistent with GAAP, on the balance sheet included in the Value City Interim Financial Statements as of the Interim Balance Sheet Date. There are no material Taxes that would be due if asserted by a taxing authority of or with respect to any Company or any Subsidiary, except with respect to which such Company or Subsidiary is maintaining adequate reserves or Taxes accruing in the ordinary course after the Interim Balance Sheet Date. No material adjustment relating to any Tax Return of or relating to any Company or any Subsidiary has been proposed, threatened or asserted in writing by any taxing authority.

               (e) Each Company and each Subsidiary has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code and related regulations, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and paid over to the proper Governmental Authorities such withheld amounts.
               (f) No material Tax Returns of or relating to any Company or any Subsidiary have been or are currently being examined by the Internal Revenue Service (“IRS”) or relevant state, local or foreign taxing authorities. No Company or Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code which will affect a Taxable Period ending after the Closing Date. There are no examinations or other administrative or court proceedings relating to a material amount of Taxes in progress or pending, and no Company or Subsidiary has received written notice of any existing, pending or threatened proceeding against or with respect to any Company or any Subsidiary relating to or asserting any deficiency for a material amount of Taxes.
               (g) No claim made by any taxing authority with respect to any Company or any Subsidiary in a jurisdiction where such Company or Subsidiary does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction is currently pending or outstanding. There are no Encumbrances on any of the assets of any Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes, except for Encumbrances for current Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
               (h) No extension of time with respect to any date on which a Tax Return was or is to be filed by or with respect to any Company or any Subsidiary is in force, and no waiver or agreement by any Company or any Subsidiary is in force for the extension of time for the assessment or payment of a material amount of Taxes with respect to any Company or any Subsidiary. No statute of limitations has been waived in respect of a material amount of Taxes or any extension of time agreed to with respect to a material Tax assessment or deficiency (or permitted anyone to do so on their behalf) with respect to any Company or any Subsidiary which assessment or deficiency has not been settled. No Company or Subsidiary has granted a power of attorney to any person with respect to any open Taxable Period.
               (i) No Company or Subsidiary is a party to any agreement relating to allocating or sharing the payment of, indemnity for, or liability for, a material amount of Taxes with respect to any Taxable Period.
               (j) Other than the group of which the Seller is the common parent, no Company or Subsidiary has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary or similar group for state, local or foreign law purposes.

               (k) No Company or Subsidiary is liable for Taxes of any person under Treas. Reg. §1.1502-6 (or other similar provision of any other applicable law) as a transferee or successor, by contract or otherwise.
               (l) No Company or Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the two (2)-year period ending on the date hereof.
               (m) No election has been made for any Company or any Subsidiary under Treas. Reg § 301.7701-3 (or any similar provision of any other applicable law).
               (n) No Company or Subsidiary has engaged in any transaction that gives rise to (i) a registration obligation under Section 6111 of the Code and the Treasury Regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code and the Treasury Regulations thereunder or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.
          Section 3.7 Employee Benefits; ERISA.
               (a) Plans. Section 3.7(a) of the Seller Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, retention or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that any of the Companies or Subsidiaries is a counterparty to or that is sponsored, maintained or contributed to or required to be contributed to by any of the Companies or Subsidiaries or by any entity, trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Companies and the Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or pursuant to Section 414 of the Code, or to which any of the Companies or the Subsidiaries or an ERISA Affiliate is a party, in each case for the benefit of any employee or former employee of any Company or any Subsidiary (the “Plans”).
               (b) Deliveries. With respect to each Plan, the Seller has heretofore delivered or made available to the Purchaser true and complete copies of (i) each Plan and any amendments thereto; (ii) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; and (iii) the most recent determination letter received from the IRS with respect to each Plan intended to qualify under Section 401 of the Code, if any.
               (c) Absence of Liability. No material liability under Title IV of ERISA has been incurred by any of the Companies or Subsidiaries or any ERISA Affiliate with respect to a Plan that has not been satisfied in full when due, and, to the knowledge of the Seller, no condition exists that presents a material risk to any of the Companies or the Subsidiaries or any ERISA Affiliate of incurring any such unsatisfied liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due).
               (d) Funding. No Plan subject to Title IV of ERISA (a “Title IV Plan”) or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived. The Seller has provided the Purchaser with the most recent actuarial reports with respect to the Title IV Plans (the “Reports”). According to the Reports and as of the date of the Reports, the aggregate current value of all accrued benefits under all Plans that are subject to Title IV of ERISA (other than Multiemployer Plans) did not exceed the aggregate current value of all assets of such Plans by more than $2,329,450, and, since the dates of the Reports, (i) the Companies and the Subsidiaries have made contributions to the Plans in accordance with directions provided by the applicable actuary, and (ii) there has been no increase in benefits as a result of Plan amendments, change in applicable law or otherwise, which individually or in the aggregate would materially increase the amount of such excess. All contributions required to be made by any Company or any Subsidiary or any ERISA Affiliate with respect to any Plan as of the date hereof have been timely made.
               (e) Multiemployer Plans. No Title IV Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA, and neither the Companies, the Subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA.
               (f) No Violations. Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code.
               (g) Section 401(a) Qualification. Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that it is so qualified and, to the knowledge of the Seller, no circumstances exist which could adversely affect such qualified status.
               (h) Post-Employment Benefits. No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any Company or any Subsidiary for periods extending beyond their respective dates of retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code or similar state law, (ii) death benefits under any “pension plan” (as defined under Section 3(2) of ERISA) or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
               (i) Deductibility. No amounts payable under any Plan to any current or former employee of any Company or any Subsidiary will fail to be deductible by any Company, any Subsidiary or the Purchaser for federal income tax purposes by virtue of Section 280G of the Code.

               (j) Effect of Change of Control. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another related event, (i) entitle any current or former employee or officer of any Company or any Subsidiary to severance benefits, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or officer.
               (k) Claims. There are no pending or, to the knowledge of the Seller, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).
          Section 3.8 Labor and Employee Relations. Section 3.8 of the Seller Disclosure Schedule sets forth a true and complete list of all collective bargaining agreements and similar relationships between any labor organization and any of the Companies or any of the Subsidiaries. To the knowledge of the Seller, there are no organizational efforts to establish a collective bargaining agreement or similar relationship presently being made involving any of the employees of the Companies or the Subsidiaries. Since January 1, 2006, no material labor strike, work stoppage, slowdown or other material labor dispute has occurred and, as of the date of this Agreement, none is underway or, to the knowledge of the Seller, threatened. The Companies and the Subsidiaries are in compliance with all laws, regulations and orders applicable to each of them and their respective employees or other persons providing services to or on behalf of them, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN Act (as defined in Section 6.6), collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where such failure or failures to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.9 Environmental Matters.
               (a) To the knowledge of the Seller there have been no releases or threatened releases of Hazardous Substances from, on or underneath any of the Properties (as defined below), any location formerly owned or leased by the Companies or the Subsidiaries or any other location that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (b) For purposes of this Agreement:
               (i) “Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including laws relating to releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater, land, surface and subsurface strata). Such laws include the common law to the extent that it relates to injuries caused by the release or presence of Hazardous Substances.
               (ii) “Hazardous Substances” shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law, and shall include petroleum and asbestos.
          Section 3.10 Insurance. Each of the Companies and the Subsidiaries is, and has been for the past five (5) years, insured with financially responsible insurers in such amounts and against such types of risks as is customary and appropriate in their industry. As of the date hereof, the Seller has not received any written notice of cancellation or termination with respect to any material insurance policy of the Companies or any of the Subsidiaries and all premiums due thereunder have been paid.
          Section 3.11 Assets. After (a) giving effect to the Reorganization, (b) taking into account the Transition Services to be provided to the Purchaser and (c) taking into account the matters described on Section 3.1(a) of the Seller Disclosure Schedule, the assets reflected in the Value City Interim Financial Statements (other than any such assets disposed of by any Company or Subsidiary in the ordinary course since the Interim Balance Sheet Date) (i) are or, from and after the Closing, will be owned, leased or licensed by the Companies and the Subsidiaries, as the case may be, free and clear of all liens, except for Permitted Liens, and (ii) will, as of the Closing, constitute all of the assets necessary for the conduct and operation of the business of the Companies and the Subsidiaries, taken as whole, in all material respects as conducted immediately prior to the Closing.
          Section 3.12 Real Property.
               (a) Set forth on Section 3.12(a) of the Seller Disclosure Schedule is a true and complete list of all real property owned (“Owned Real Property”) by the Companies and the Subsidiaries. Each of the Companies or Subsidiaries listed in Section 3.12(a) of the Seller Disclosure Schedule has good and marketable title in fee simple to each parcel of Owned Real Property free and clear of all liens, except for Permitted Liens. None of the Companies or Subsidiaries have assigned their interest in the Owned Real Property to any third party, and they will not make such an assignment prior to the Closing. None of the Seller, the Companies nor the Subsidiaries has granted to any person any options or other agreements of any kind, whereby any person other than the Purchaser will have acquired, or will have any right to acquire, title to all or any portion of the Owned Real Property. None of the Seller, the Companies nor the Subsidiaries have leased any or a portion of any of the Owned Real Property to any tenant.
               (b) Section 3.12(b) of the Seller Disclosure Schedule sets forth a true and complete list of addresses for each parcel of real property leased by the Companies and the Subsidiaries (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”), and a list of all leases and subleases (the “Leases”) for each parcel of Leased Real Property. The Seller has made available to the Purchaser a copy of each Lease (other than any subleases) in the form available in the records of the Seller, the Companies and the Subsidiaries, as applicable, and, to the knowledge of the Seller, such copies reflect in all material respects the obligations of the Companies and the Subsidiaries under the Leases (other than any subleases). In all material respects, (i) each of the Leases is in full force and effect and valid, binding on and enforceable against the parties thereto in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles), (ii) none of the Companies or the Subsidiaries nor, to the knowledge of the Seller, any other party thereto is in default under or breach of any obligation under any Lease nor, as of the date hereof, has any Company or any Subsidiary received written notice of default from a landlord under any Lease, (iii) none of the Companies or the Subsidiaries has assigned its lessee interest under any of the Leases to any third party (other than pursuant to a sublease) or exercised any option to purchase or obtain title to Leased Real Property under any Lease, and (iv) the transactions contemplated by this Agreement and the Ancillary Agreements (as defined in Section 10.5) will not result in a breach of, or default under, the Leases, and will not otherwise cause the Leases to cease to be in full force and effect following the Closing.
               (c) As of the date of this Agreement, to the knowledge of the Seller, there are no existing, pending or threatened condemnation proceedings or deeds in lieu of condemnation affecting the Real Property. None of the Companies or the Subsidiaries has granted to any person (other than an affiliate of the Seller or a sublessee of Leased Real Property) any license, lease or other right relating to the use or possession of the Real Property that is material to such Company’s or Subsidiary’s use of such Real Property.
          Section 3.13 Material Contracts.
               (a) Section 3.13(a) of the Seller Disclosure Schedule sets forth each of the Material Contracts. The term “Material Contracts” means all of the following contracts (other than any Lease or Affiliate Contract (as defined in Section 6.9(c)) to which any of the Companies or any Subsidiaries is a party or by which any of the Companies or Subsidiaries or any of their respective properties or assets are bound:
               (i) all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a lien other than Permitted Liens, or any contract of guarantee in favor of any person other than any Company or any Subsidiary;
               (ii) all partnership or joint venture contracts;
               (iii) all contracts relating to licenses of trademarks, trade names, service marks or other intellectual property or information technology (other than off-the-shelf software products) that are material to the business of any of the Companies or Subsidiaries;
               (iv) all lease, sublease, rental, licensing, use or similar contracts with respect to personal property providing for annual rental, license or use payments in excess of $500,000 or the guarantee of any such lease, sublease, rental or other contracts;
               (v) all contracts containing any covenant or provision limiting the freedom or ability of the Companies or Subsidiaries to engage in any line of business, engage in business in any geographical area or compete with any other person;
               (vi) all contracts, purchase orders or service agreements relating to capital expenditures of any of the Companies or Subsidiaries involving total payments in excess of $500,000;
               (vii) all contracts (A) outside the ordinary course of business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any person (excluding the Companies or any Subsidiaries) of any option or preferential rights to purchase any assets or properties;
               (viii) all contracts (other than contracts having only the Companies and Subsidiaries as parties) pursuant to which there is either a current or future obligation of any of the Companies or Subsidiaries to make payments or provide services for a value in excess of $500,000 in any twelve (12) month period;
               (ix) all noncompetition, nonsolicitation and any similar contracts;
               (x) all “earn-out” agreements or arrangements or any similar contracts;
               (xi) each of the employment, termination, retention or severance agreements entered into with individual Value City Employees (as defined in Section 6.6) set forth in Section 3.7(a) of the Seller Disclosure Schedule; and
               (xii) any other contract, agreement or arrangement that the Seller reasonably believes to be material to the business of the Companies and the Subsidiaries taken as a whole.
               (b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is in full force and effect and valid, binding on and enforceable against the parties thereto in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles), (ii) none of the Companies or the Subsidiaries nor any other party thereto is in default under or breach of any obligation under any Material Contract, and (iii) the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach of, or default under, the Material Contracts, and will not otherwise cause the Material Contracts to cease to be in full force and effect following the Closing.
          Section 3.14 Receivables. Section 3.14 of the Seller Disclosure Schedule is an aged list of the receivables as of the Interim Balance Sheet Date showing those receivables that as of such date had been outstanding for (a) 30 days or less, (b) 31 to 60 days, (c) 61 to 90 days,

(d) 91 to 120 days, (e) 121 to 150 days, (f) 151 to 180 days and (g) more than 180 days. Except to the extent, if any, reserved for on the Value City Interim Financial Statements, all receivables reflected on the Value City Interim Financial Statements arose, and the receivables existing on the Closing Date will have arisen, in the ordinary course of business consistent with past practice. The allowance for doubtful accounts as reflected on the Value City Interim Financial Statements was calculated in accordance with GAAP, consistent with the past practices of the Seller, and to the knowledge of the Seller, as of the date of this Agreement, no event has occurred which would require a material increase in the ratio of the allowance for doubtful accounts with respect to the receivables.
     Section 3.15 Inventories. Subject to amounts reserved therefor on the Value City Interim Financial Statements, the values at which all inventories are carried on the Value City Interim Financial Statements reflect the historical inventory valuation policy of the Seller and the Companies and the Subsidiaries of stating such inventories at the lower of cost (determined on the first-in, first-out method) or market value, using the retail inventory method. Materially all of the inventories recorded on the Value City Interim Financial Statements consist of, and materially all inventories related to the Companies and Subsidiaries on the Closing Date will consist of, items of a quality usable in the ordinary course of business and fit for the particular purpose that each item was intended. None of the Seller, any Company or any Subsidiary is under any liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice.
     Section 3.16 Suppliers. Listed in Section 3.16 of the Seller Disclosure Schedule are the names of each of the ten (10) suppliers to whom the Companies and the Subsidiaries paid the highest aggregate amounts during the fiscal year ended February 3, 2007 for raw materials, supplies, merchandise and other goods for the business of the Companies and the Subsidiaries.
     Section 3.17 Product Liability. As of the date of this Agreement, there are no claims pending or, to the knowledge of the Seller, threatened against the Companies or the Subsidiaries, and there is no reasonable basis for any claim against any Company or any Subsidiary, for injury to person or property of any person suffered as a result of the sale of any product or performance of any service by any Company or any Subsidiary, including claims arising out of the defective or unsafe nature of such products or services, which would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.18 Brokers or Finders. Neither the Seller nor any of the Companies or Subsidiaries has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
     Section 3.19 Limitation on Representations and Warranties. The Seller and the Purchaser agree that, except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither the Seller nor any other person acting on behalf of the Seller makes any representation or warranty, express or implied, concerning the Shares or the shares of capital stock or other equity interests of the Companies or the Subsidiaries or the business, finances, operations, assets, liabilities, prospects or any other aspect of the Companies or the Subsidiaries and, except as provided in the representations and warranties contained in this Agreement and the Ancillary Agreements, the Companies and the Subsidiaries, including their assets, are being purchased at the Closing by the Purchaser on an “as is, where is” basis, in their present condition and state of repair, with all faults, limitations and defects. Notwithstanding the foregoing, nothing in this Section 3.19 shall limit, reduce, modify, amend, waive or otherwise alter any of the rights or protections specifically afforded to the Purchaser elsewhere in this Agreement or the Ancillary Agreements.
          Section 3.20 Intellectual Property Rights. To the knowledge of the Seller, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Companies and the Subsidiaries are the sole owners, free and clear of any lien or encumbrance, of, or have (or, effective as of the Closing, will have) a valid license to, all U.S. and foreign trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, patents, registered designs, copyrights, computer software and databases, and all other trade secrets, know-how, intellectual property and intellectual property rights, including all grants, registrations and applications relating thereto (collectively, the “Intellectual Property Rights”) necessary for the conduct of the business of the Companies and Subsidiaries (taken as a whole) as conducted immediately prior to the Closing (such Intellectual Property Rights owned by or licensed to the Seller, the Companies and/or the Subsidiaries, collectively, the “Company Rights”); (b) none of the Companies or the Subsidiaries has received any demand, claim, notice or inquiry from any person in respect of the Company Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Companies or Subsidiaries in any such Company Rights; (c) none of the Companies or Subsidiaries is in violation or infringement of any Intellectual Property Rights of any other person, nor have any of the Companies or Subsidiaries received any written demand, claim, notice or inquiry from any person relating to any such violation or infringement or claim thereof; and (d) no person is infringing any Company Rights.
          Section 3.21 Burlington Transactions. As of the date hereof, to the knowledge of the Seller, (a) each of the written and executed agreements related to the Burlington Transactions (as such term is defined in Section 3.1(a) of the Seller Disclosure Schedule; and each such agreement, a “Burlington Agreement”, and collectively, the “Burlington Agreements”) are in full force and effect and valid, binding on and enforceable against the parties thereto in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or general equity principles), (b) none of the Seller, the Companies or the Subsidiaries, nor any other party thereto, is in default under or breach of any obligation under any of the Burlington Agreements, and (c) the consummation of transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach of, or default under, any of the Burlington Agreements, and will not otherwise cause any Burlington Agreement to cease to be in full force and effect following the Closing.
          Section 3.22 Update of Disclosure Schedule. The Seller may from time to time prior to or on the Closing Date supplement or amend the Seller Disclosure Schedule, including one or more supplements or amendments to correct any matter that would otherwise constitute a breach of any representation, warranty or covenant contained herein. Notwithstanding any other provision hereof to the contrary, the Seller Disclosure Schedule and the representations and warranties made by the Seller shall be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times thereafter, including the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser represents and warrants to the Seller that, subject to the exceptions (which exceptions shall specifically identify a section of this Article IV to which such disclosure relates, it being understood and agreed that each such exception shall be deemed to be disclosed under both such section and any other section to which it is reasonably apparent that such disclosure relates) set forth in the enumerated schedules delivered on the date hereof by the Purchaser to the Seller:
          Section 4.1 Organization and Qualification; Purchaser Interest. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.
          Section 4.2 Authority; Non-Contravention; Statutory Approvals; Compliance.
               (a) Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. No vote of, or consent by, the holders of any class or series of stock, or other equity or membership interest, issued by the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
               (b) Non-Contravention. The execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the Organizational Documents of the Purchaser, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Purchaser or its properties or assets, or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Purchaser is a party or by which it or its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
               (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.
               (d) Compliance. The Purchaser is not, to the knowledge of the Purchaser, under investigation with respect to any violation of, and has not been given notice of or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority as of the date hereof, except for violations which would not prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement. The Purchaser has all Permits necessary to conduct its business as presently conducted, except those that the absence of which would not prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement. The Purchaser is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Purchaser under (i) its Organizational Documents or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its properties is subject, except for violations, breaches or defaults which would not prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
          Section 4.3 Litigation. There are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or, to the knowledge of the Purchaser, threatened against, relating to or affecting the Purchaser which would prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Purchaser except for such that would not prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
          Section 4.4 Acquisition of Purchased Interest for Investment; Ability to Evaluate and Bear Risk.
               (a) The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is acquiring the Purchased Interest for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Purchased Interest. The Purchaser agrees that the Purchased Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such state securities laws.
               (b) The Purchaser is able to bear the economic risk of holding the Purchased Interest for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Purchased Interest.
          Section 4.5 Investigation by the Purchaser. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Companies and the Subsidiaries, which investigation, review and analysis was done by the Purchaser and its affiliates and, to the extent the Purchaser deemed appropriate, by the Purchaser’s representatives.
          Section 4.6 Brokers or Finders. The Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
          Section 4.7 Tax Treatment of Value City Holdings. The Purchaser has no current plan or intention to cause or allow Value City Holdings to become, or be treated as, an entity other than a corporation for U.S. federal income tax purposes.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE CLOSING
          Section 5.1 Covenants of the Seller. After the date hereof and prior to the Closing or earlier termination of this Agreement, the Seller agrees that, except as set forth in Section 5.1 of the Seller Disclosure Schedule and except as contemplated in or permitted by this Agreement, including Section 6.15, without the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall cause each of the Companies and the Subsidiaries to:
               (a) taking into account any matters that may arise that are attributable to the pendency of the transactions contemplated by this Agreement, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, lessors and business associates; provided that the Seller shall not be required to make any payments or enter into or amend any contractual arrangements, agreements or understandings to satisfy the foregoing obligation unless such payment or other action is required by applicable law or by a third-party contractual obligation existing as of the date of this Agreement;
               (b) not (i) amend its Organizational Documents; (ii) split, combine or reclassify its outstanding Shares, shares of capital stock or other equity interests, as applicable; or (iii) repurchase, redeem or otherwise acquire any Shares, shares of capital stock or other equity interests in the Companies or Subsidiaries, as applicable, or any securities convertible into or exchangeable or exercisable for any such Shares, shares of capital stock or other equity interests;
               (c) not encumber or issue, sell, grant, pledge or dispose of any Shares, shares of capital stock or other equity interests in the Companies or Subsidiaries, as applicable, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any such Shares, shares of capital stock or other equity interests;
               (d) not make any acquisition of, or investment in, assets or stock of any other person, or capital contribution in any other person;
               (e) not sell, lease, license, encumber or otherwise dispose of any of its assets in excess of $100,000 in the aggregate, other than pursuant to existing Leases and Material Contracts or with respect to merchandise;
               (f) not incur any indebtedness other than borrowings in the ordinary course of business in an aggregate amount not to exceed $100,000;
               (g) not, other than in the ordinary course of business or as may be required by applicable law, enter into, amend or terminate any Plan, increase the compensation or fringe benefits of any current or former employee (other than scheduled salary increases in the ordinary course, consistent with past practice), or pay any benefit not required by any plan or arrangement in effect as of the date hereof to any current or former employee;
               (h) not make any commitments for or make capital expenditures in the aggregate in excess of the amount budgeted therefor as set forth in Section 5.1(h) of the Seller Disclosure Schedule;
               (i) not make any material changes in accounting methods or policies, except as required by law, rule, regulation or GAAP;
               (j) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement, including the Reorganization);
               (k) maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by it in the ordinary course of business;
               (l) not enter into or terminate any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;
               (m) not grant any increase in the base compensation of, or make any other change in employment terms for, any of its directors, officers or employees outside the ordinary course of business;

               (n) not adopt, amend, modify, or terminate any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers or employees (or take any such action with respect to any other employee benefit plan);
               (o) not enter into any contract or commitment providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect or any off-balance sheet financing;
               (p) not enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation providing for the payment of monetary damages by any Company or any Subsidiary in excess of $250,000 or agreeing to any non-monetary compromise or settlement that would materially and adversely affect any Company or any Subsidiary;
               (q) not enter into any agreement that materially restrains, limits or impedes any of the Companies’ or Subsidiaries’ ability to compete with or conduct any business or line of business or with any person or in any geographic area;
               (r) not permit inventory purchases or commitments of any of the Companies or Subsidiaries to materially exceed historical levels (taking into account past practices and seasonal levels);
               (s) not enter into or agree to enter into any Material Contract or amend, modify or consent to the termination of any Material Contract; and
               (t) not commit or agree in writing to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.
ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1 Access to Information. Upon reasonable notice, the Seller shall, and shall cause each of the Companies and Subsidiaries to, afford to the representatives of the Purchaser reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the properties, books, contracts, personnel commitments and records of the Companies and the Subsidiaries and, during such period, the Seller shall, and shall cause each of the Companies and Subsidiaries to, furnish promptly to the Purchaser and its representatives access to all information concerning each of the Companies, the Subsidiaries and their respective directors, managers and officers and such other matters as may be reasonably requested by the Purchaser or its representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause its affiliates and representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Letter Agreement regarding Confidentiality, dated June 19, 2007, entered into by and between the Seller and an affiliate of the Purchaser (the “Confidentiality Agreement”).

          Section 6.2 Regulatory Approvals. Each party hereto shall cooperate and use reasonable efforts to prepare and file as soon as practicable all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and to use reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain any required clearance or approval with respect to this Agreement and the transactions contemplated by this Agreement on or prior to the Closing Date. The parties further agree to use reasonable efforts to take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable law. Each of the parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other party hereto (which shall not be unreasonably withheld or delayed). Each of the parties shall use reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing Date to occur as soon as reasonably possible. Notwithstanding the foregoing, in no event shall the Purchaser or any of its affiliates be required to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any part of the properties or assets of the Purchaser or any of its affiliates or take any other step, measure or action pursuant to this Section 6.2 that, individually, or when aggregated with all other steps, measures or actions taken pursuant to this Section 6.2, would reasonably be expected to materially limit the Purchaser’s or any of its affiliates’ ability to own, operate and conduct their respective businesses.
          Section 6.3 Consents. The Seller agrees to, and to cause its controlled affiliates to, use commercially reasonable efforts to assist the Purchaser (and, from and after the Closing, the Companies and the Subsidiaries) in obtaining the Company Third-Party Consents, which shall not be a condition to the Closing and which shall be at the sole expense of the Companies and the Subsidiaries. The Purchaser agrees to use commercially reasonable efforts to obtain the Purchaser Required Consents.
          Section 6.4 Directors’, Officers’, Members’ and Managers’ Indemnification.
               (a) Indemnification. The Purchaser shall (for so long as the Purchaser or its affiliate controls, directly or indirectly, at least a majority of the outstanding voting securities of a given Company or Subsidiary) cause the Organizational Documents of each Company and Subsidiary to contain provisions no less favorable with respect to indemnification than are existing as of the date of this Agreement in favor of each present and former director, officer, member or manager of each such Company and Subsidiary (each, together with such person’s heirs, executors, administrators, successors or assigns, an “Indemnified Party” and, collectively, the “Indemnified Parties”), which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Closing Date in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification shall be required by law and then only to the minimum extent required by law.
               (b) Successors. In the event that, after the Closing Date, any of the Companies, the Subsidiaries, or the Purchaser or any of their respective successors or assigns

(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of any of the Companies, the Subsidiaries, or the Purchaser, as the case may be, shall assume the obligations set forth in this Section 6.4.
               (c) Benefit. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors, administrators, successors and assigns and his or her other representatives.
          Section 6.5 Public Announcements. No formal public announcement or press release in connection with the execution or subject matter of this Agreement or the Ancillary Agreements shall be made or issued by or on behalf of any party without the reasonable prior written approval of the other party hereto; provided, however, that if a party is required to make or issue any announcement required by law or any stock exchange or by any Governmental Authority, such party shall give the other party reasonable opportunity to comment on such announcement or release before it is made or issued.
          Section 6.6 Workforce Matters. For the avoidance of doubt, it is understood that, from and after the Closing, the Companies and the Subsidiaries shall continue to be responsible for: (a) any and all severance costs in respect of all employees and former employees of the business of the Companies and the Subsidiaries, including all managers and exempt and non-exempt employees (whether or not on layoff), of the type historically reflected on the financial statements of the Companies and the Subsidiaries and who, as of the Closing Date, work solely or primarily in the Value City distribution centers and/or on Value City logistics and transportation matters (whose employment shall be transferred by the Seller to the Companies and the Subsidiaries on or prior to the Closing Date) (collectively, the “Value City Employees”), including payments in respect of Value City Employees owing under those agreements, plans or arrangements listed in Section 3.7(a) of the Seller Disclosure Schedule; (b) making payments on behalf of relevant Value City Employees under, and for the cost of providing any continuation coverage to any Value City Employees required under, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (c) all notices or payments due to any Value City Employees under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), and all notices, payments, fines or assessments due to any Governmental Authority pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of Value City Employees, including the WARN Act and any comparable state or local law.
          Section 6.7 Tax Matters.
               (a) Tax Returns.
                    (i) The Seller shall timely prepare and file, or cause to be timely prepared and filed, in a manner consistent with past practice, when due (taking into account all applicable extensions) all Tax Returns that are required to be filed by or with respect to any Company or any Subsidiary for Taxable Periods ending on or before the Closing Date; provided, however, that the Seller shall deliver, or cause to be delivered, any of such Tax Returns that constitute income or franchise Tax Returns to the Purchaser at least fifteen (15) days prior to the due date thereof for its review. The Seller shall pay or cause to be paid all Taxes shown as due on such Tax Returns.
                    (ii) The Purchaser shall timely prepare and file, or cause to be timely prepared and filed, when due (taking into account all applicable extensions) all Tax Returns that are required to be filed by or with respect to any Company or any Subsidiary for Taxable Periods ending after the Closing Date. The Seller and each of its affiliates shall cooperate with the Purchaser, any Company and any Subsidiary in the preparation of such Tax Returns and shall provide assistance as reasonably requested by the Purchaser. At least ten (10) business days prior to the due date of any payment required to be made as shown or with respect to any such Tax Return, the Seller shall pay to the Purchaser the amount of Taxes attributable to any Taxable Period (or portion thereof) ending on or before the Closing Date.
               (b) Tax Covenants.
                    (i) Unless otherwise contemplated herein or required to comply with applicable laws, following the Closing Date, the Seller shall not amend, refile or otherwise modify, or cause or permit any Company or any Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Taxable Period (or portion of any Taxable Period), ending on or prior to the Closing without prior written notice to the Purchaser.
                    (ii) All contracts between or among any one or more of the Companies and any Subsidiaries, on the one hand, and one or more of the Seller and any of its affiliates (other than any Company or any Subsidiary), on the other hand, under which any Company or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to such Company or Subsidiary as of the Closing Date, and each Company and Subsidiary shall thereafter be released from any liability thereunder.
               (c) Computation of Liability for Taxes. To the extent permitted by or required under applicable law, the Seller and the Purchaser shall elect to treat the taxable year of the Companies and any Subsidiary as ending on the Closing Date (i.e., the parties shall “close the books” on such date) and for purposes of apportioning a tax to any Straddle Period (defined below), the Seller and the Purchaser shall treat the Closing Date as the last day of such Straddle Period and shall elect to do so if permitted by applicable laws. For purposes of Section 6.7, where it is necessary to apportion between the Seller and the Purchaser the Tax liability of an entity for a Straddle Period (which is not treated under Treas. Reg. §1.1502-76(b) or similar provisions of state, local, or other law as closing on the Closing Date), such liability shall be determined as described below:

                    (i) In the case of Taxes that are payable with respect to any Taxable Period that begins on or before, and ends after, the Closing Date (a “Straddle Period”), the portion of any such Tax (“Straddle Period Tax”) that is allocable to the portion of such Straddle Period ending on the Closing Date shall be:
                    (1) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided in Section 6.7(h)), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the Taxable Period ended on the Closing Date; and
                    (2) in the case of Taxes imposed on a periodic basis with respect to the assets of any Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes (after giving effect to amounts which may be deducted from or offset against such Taxes) (A) for the entire Straddle Period or (B) in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Taxable Period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
                    (ii) Any credit or refund resulting from an overpayment of Taxes (and associated interest) for a Straddle Period shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date based upon the method employed in Section 6.7(c)(i) taking into account the type of Tax to which the credit or refund relates, except to the extent an accrual or reserve for the credit or refund was set forth on the Value City Interim Financial Statements. In the case of any Tax paid based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be apportioned under Section 6.7(c)(i) shall be computed by reference to the level of such items on the Closing Date.
                    (iii) For the avoidance of doubt, any Taxes payable by the Seller, any Company or any Subsidiary (1) as a result of an election under Section 338(h)(10) of the Code to treat the acquisition of the Purchased Interest as an actual or deemed purchase of assets of the Seller or (2) as a result of, or in connection with, the Reorganization shall be allocable to the portion of the Straddle Period ending on or before the Closing.
               (d) Refunds. Any Tax refund (including any interest in respect thereof) received by the Purchaser, any Company or any Subsidiary, and any amounts credited against

Taxes to which the Purchaser or a Purchaser subsidiary (including any Company or any Subsidiary) becomes entitled, that relate to any Taxable Period, or portion thereof, ending on or before the Closing Date shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such refund or the amount of any such credit within fifteen (15) days after receipt of such refund or credit or entitlement thereto.
               (e) Assistance and Cooperation. After the Closing Date, each of the Seller and the Purchaser shall, and shall cause their respective subsidiaries to, execute any forms and provide information reasonably requested by the other party regarding any Company or any Subsidiary in connection with (i) the other party preparing and filing any Tax Returns that such other party is responsible for preparing and filing, or (ii) the other party preparing for or handling any audits of, or disputes with any Tax authority regarding, any Tax Returns of any Company or or any Subsidiary. In connection therewith, the Seller and the Purchaser shall not dispose of any Tax work papers, books or records relating to any of the Companies or any Subsidiary during the seven (7)-year period following the Closing Date, and thereafter shall give the other party reasonable written notice before disposing of such items. Each of the Seller and the Purchaser shall keep any information obtained under this Section 6.7(e) confidential except as may be necessary in connection with the filing of Tax Returns or claims for refund or the conduct of any audit, litigation or other proceeding with respect to Taxes.
               (f) Indemnification by the Seller. The Seller shall indemnify, defend and hold harmless the Purchaser and its respective officers, directors, employees and agents (each, a “Tax Indemnitee”) from and against, and shall reimburse each Tax Indemnitee for, any and all Taxes (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and expenses in connection with any action, suit or proceeding) incurred, suffered or accrued at any time by any Tax Indemnitee arising out of or attributable to:
                    (i) any and all unpaid Taxes imposed on any Company or any Subsidiary whether determined on a separate, consolidated, combined group or unitary basis (1) under Treas. Reg. §1.1502-6 or any comparable provision of foreign, state or local law or (2) pursuant to any agreement relating to allocating or sharing the payment of, or indemnity for, Taxes other than any agreement entered into in connection with the operation of the business; and
                    (ii) Taxes imposed on any Company or any Subsidiary for any Taxable Period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent such liability for such periods is not accrued for on, or exceeds the amount accrued for on, the Value City Interim Financial Statements.
Any Tax or other amount for which indemnification is provided under this Agreement shall be increased to take account any net Tax cost incurred by the Tax Indemnitee arising from the receipt of indemnity payments under this Section 6.7 (i.e., grossed-up for any Tax incurred on such increase). In the event of an indemnity claim by a Tax Indemnitee pursuant to this Section 6.7(f), payment by the Seller of any amount payable under this Section 6.7(f) that can be satisfied by a remittal of Tax to a taxing authority shall be made within ten (10) days (or such shorter period of time as shall constitute timely payment) following receipt of written notice that payment of such amounts to the appropriate taxing authority is due; provided, that the Seller shall not be required to make any payment earlier than five (5) days before it is due to the appropriate taxing authority. In all other cases, payment shall be made within ten (10) days following written demand therefore. In the case of a Tax that is contested in accordance with the provisions of Section 6.7(g), payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority.
               (g) Contests.
                    (i) Notice. After the Closing Date, the Purchaser shall notify the Seller in writing within fifteen (15) days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of any of the Companies or any Subsidiary that, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under this Section 6.7 by the Seller (the “Tax Indemnitor”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required under this Agreement, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to this Section 6.7 with respect to such liability shall be reduced by the amount of the detriment suffered by the Seller as a result of such failure.
                    (ii) Control of Contests Involving Pre-Closing Periods or Straddle Periods. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period of any Company or any Subsidiary, the Seller shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that (1) the Seller shall keep the Purchaser reasonably informed with respect to the status of such audit or proceeding and provide the Purchaser with copies of all written correspondence with respect to such audit or proceeding in a timely manner and (2) if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any Company or any Subsidiary for which the Purchaser would be liable under this Section 6.7, (A) the Purchaser may participate in the conduct of such audit or proceeding at its own expense and (B) the Seller shall not settle any such audit or proceeding without the consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
               (h) Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges (“Transfer Taxes”) arising out of or in connection with the sale of the Purchased Interest to the Purchaser shall be borne 50% by the Seller and 50% by the Purchaser. Both the Seller and the Purchaser shall cooperate to submit timely all filings, returns, reports and forms as may be required in connection therewith. For the avoidance of doubt, any and all Transfer Taxes associated with the Reorganization shall be paid by the Seller.
               (i) Section 338(h)(10) Election. If, and only if, requested by the Seller, the Seller and the Purchaser shall jointly complete and make elections under section 338(h)(10) of the Code with respect to the actual or deemed purchase of the stock of Value City Holdings and any subsidiary of Value City Holdings immediately following the Closing (each, a “338(h)(10) Target”) on IRS Form 8023 or in such other manner as may be required by the IRS, and shall jointly make such elections in the manner required under any analogous provisions of state, local or foreign law. The Purchaser and the Seller agree that, on the Closing Date, the Purchaser shall execute and deliver to the Seller IRS Forms 8023 with respect to each relevant 338(h)(10) Target. At least ninety (90) days prior to the due date for filing, the Seller shall notify the Purchaser of any such elections and, in the event that any such elections are made pursuant to this Section 6.7(i), execute and deliver the relevant IRS Forms 8023 to the Purchaser. In the event that the Seller requests to make any such elections pursuant to this Section 6.7(i), the Seller shall (A) prepare proposed drafts of all forms, attachments and schedules necessary to effectuate any such elections, including IRS Forms 8883 (and all forms under analogous provisions of state, local or foreign law) (such proposed drafts of those forms, attachments and schedules, the “Draft Forms”) and (B) deliver the Draft Forms to the Purchaser at least ninety (90) days prior to the due date for filing. Within thirty (30) days following receipt of the Draft Forms, the Purchaser shall have the right to object to any such determination or allocation therein by providing written notice to the Seller. Upon the receipt of such notice, the Seller and the Purchaser shall attempt in good faith to resolve such dispute between them. If the Seller and the Purchaser are unable to reach an agreement within thirty (30) days of the Seller’s receipt of such notice, then the Seller and the Purchaser shall submit all such disputed items for resolution to a nationally recognized accounting firm mutually acceptable to the Seller and the Purchaser, the decision of which accounting firm shall be final and binding upon all persons involved and whose fees and expenses shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser. If the Purchaser does not object to a Draft Form, or upon resolution by the Seller and the Purchaser or by such accounting firm of all disputes in a Draft Form, such Draft Form shall become a “Final Form.” The Purchaser shall execute and return all Final Forms to the Seller at least ten (10) days prior to the due date for filing. For the avoidance of doubt, in the event that any such elections are made, any Tax benefits derived by the Seller from any such elections shall belong to, and be solely for the account of, the Seller and under no circumstance shall the Seller have any obligation to compensate or reimburse the Purchaser for making any such elections or otherwise share any such Tax benefits with the Purchaser.
               (j) Tax Treatment. For United States federal income tax purposes, the Seller and the Purchaser agree and intend that:
                    (i) by reason of the Seller’s binding commitment to sell to the Purchaser the Purchased Interest on the Closing Date, the transfer by the Seller to Value City Holdings of all of the issued and outstanding units of the membership interests of Value City and the simultaneous issuance of the Shares to the Seller, as described in Section 6.15(c), constitutes a taxable exchange under Section 1001(c) of the Code and not a nontaxable transfer of property under Section 351(a) of the Code; and
                    (ii) as a consequence of the tax treatment described in Section 6.7(j)(i), the transfer by the Seller to Value City Holdings of all of the issued and outstanding units of the membership interests of Value City (a disregarded entity for United States federal tax purposes) constitutes a qualified stock purchase of each 338(h)(10) Target.
The Seller and the Purchaser hereby covenant not to take, and to cause Value City Holdings or any Subsidiary not to take, any position, in any United States federal, state, local or foreign Tax Return or otherwise, that is inconsistent with the positions described in this Section 6.7(j).
               (k) Miscellaneous.
                    (i) For Tax purposes, unless otherwise required by law, the Seller and the Purchaser agree to treat all payments made under this Section 6.7 and under any other indemnity provisions contained in this Agreement, and any payments in respect of any breaches of representations, warranties, covenants or agreements hereunder, as adjustments to the Purchase Price.
                    (ii) For purposes of this Section 6.7, any reference to the Purchaser, the Seller, any Company and any Subsidiary include the successors thereof.
                    (iii) Notwithstanding any provision in this Agreement to the contrary, the covenants contained in this Section 6.7 shall survive until one hundred and twenty (120) days beyond the lapse of the applicable statute of limitations (including any extension thereof).
                    (iv) This Section 6.7 and Section 9.1(h) shall be the sole provisions governing indemnity for Taxes under this Agreement.
          Section 6.8 Books and Records. The Purchaser shall cause the Companies and Subsidiaries to retain all of the books and records of the Companies and the Subsidiaries for a period of the lesser of (a) five (5) years after the Closing Date and (b) such time period as may be required by law. After the end of such period, before disposing of such books or records, the Purchaser shall give notice to such effect to the Seller and give the Seller an opportunity to remove and retain all or any part of such books or records as the Seller may select.
          Section 6.9 Affiliate Contracts.
               (a) The agreements and contracts set forth on Section 6.9(a) of the Seller Disclosure Schedule shall survive the Closing and remain in full force and effect and be valid, binding on and enforceable against the parties thereto in accordance with their terms.

               (b) The understandings and arrangements described on Section 6.9(b) of the Seller Disclosure Schedule shall survive the Closing and remain in full force and effect and be valid, binding on and enforceable against the parties thereto in accordance with their terms.
               (c) “Affiliate Contracts” shall mean the agreements, contracts, understandings and arrangements set forth or described on Section 6.9(a) and Section 6.9(b), as applicable, of the Seller Disclosure Schedule.
          Section 6.10 Seller’s Name.
               (a) The Purchaser shall not acquire, nor shall the Companies or the Subsidiaries retain, any rights to the name “Retail Ventures” (or any derivation thereof) or any trademark, trade name or symbol related thereto.
               (b) As soon as reasonably practicable after the Closing but not later than one hundred twenty (120) days after the Closing Date, the Purchaser shall, at its own expense, cause the Companies and the Subsidiaries to remove the name “Retail Ventures” (or any derivation thereof) and all trademarks, trade names or symbols related thereto from the properties and assets of the Companies and the Subsidiaries; provided, that the foregoing shall not prevent the Purchaser, the Companies or the Subsidiaries from using the words “retail” and “venture(s)” separately or in combination with any word or name (other than in combination with each other), as trademarks or otherwise.
          Section 6.11 SSC License Agreement. At the Closing, the Seller shall use its reasonable efforts to present the Purchaser with an amendment to the Amended and Restated License Agreement, effective December 1, 1995, between Value City of Michigan, Inc. and Schottenstein Stores Corporation (the “SSC License Agreement”) substantially in the form set forth as Exhibit C that, among other things, grants to the Companies and the Subsidiaries certain rights to use the names “Value City,” “Schottenstein’s” and “Schottenstein’s Department Stores” and all trademarks, tradenames or symbols related thereto solely for use in connection with the operation of certain department stores and goods sold therein.
          Section 6.12 Burlington Transactions. From and after the Closing Date, in order to facilitate certain aspects of the Burlington Transactions, the Purchaser shall cause the Companies and the Subsidiaries to, subject to obtaining the agreement of the relevant landlord, enter into a termination agreement with respect to the Lease for Store 190 (Frederick, MD) on the terms and conditions of the draft agreement set forth on Attachment 6.12 (Draft Termination Agreement for Store 190) to the Seller Disclosure Letter (or substantially similar terms and conditions). “Burlington Transactions” shall have the meaning set forth on Section 3.1(a) of the Seller Disclosure Schedule.
          Section 6.13 Other Seller Credit Support.
               (a) The parties hereto acknowledge that the Seller and/or certain of its affiliates have provided letters of credit to support certain workers’ compensation and other obligations related to the Companies and the Subsidiaries as set forth on Section 6.13 of the Seller Disclosure Schedule (the “Seller Letters of Credit”). Prior to or concurrently with the

Closing, the Purchaser shall use reasonable efforts to cause each of the Seller Letters of Credit to be unconditionally released, terminated or returned by providing such guarantees, letters of credit or other credit support as are necessary to secure such release, termination or return.
               (b) In the event the Purchaser is unable to secure the release, termination or return, as applicable, of any Seller Letter of Credit in accordance with Section 6.13(a), then, at the election of the Seller exercisable in its sole discretion, the Purchaser shall, with respect to each such Seller Letter of Credit and in satisfaction of its obligation under Section 6.13(a) regarding such Seller Letter of Credit:
                    (i) obtain and deliver to the Seller or a designated affiliate of the Seller at the Closing an irrevocable letter of credit (A) issued by a financial institution that is and remains rated “A-” or better by Standard & Poor’s Rating Group (a division of The McGraw-Hill Companies, Inc.) or “A3” or better by Moody’s Investors Service, Inc., (B) having a maturity of at least 364 days, (C) in form and substance reasonably acceptable to the Seller, (D) in an amount at least equal to one hundred percent (100%) of the amount of the outstanding obligations guaranteed or supported pursuant to such Seller Letter of Credit, and (E) which is capable of being drawn by the Seller or affiliate of the Seller (x) to reimburse the Seller or affiliate of the Seller in the event of any drawing on such Seller Letter of Credit after the Closing Date, (y) to pay the Seller or affiliate of the Seller for any amounts owing from the Purchaser under this Section and (z) in full if not renewed prior to thirty (30) days before its expiry; and
                    (ii) indemnify the Seller or affiliate of the Seller for any fees, charges, costs or liabilities incurred by the Seller or affiliate of the Seller arising under or as a result of any such Seller Letter of Credit, including any maintenance costs, any liability resulting from a drawing on such Seller Letter of Credit and any costs incurred by the Seller or affiliate of the Seller in the enforcement against the Purchaser of the provisions of this Section 6.13.
The Seller or affiliate of the Seller shall be entitled to draw on any letter of credit provided by the Purchaser under Section 6.13(b)(i) and apply the proceeds of any drawing to pay the Seller or affiliate of the Seller for any amounts owing by the Purchaser under this Section 6.13.
          Section 6.14 Revolving Credit Facility. The Seller intends to, and to cause the Companies and the Subsidiaries to, take certain actions to terminate and obtain a binding written release of the Seller and all of its affiliates (other than the Companies and the Subsidiaries), effective as of the Closing, under the Amended and Restated Loan and Security Agreement, dated July 5, 2005 (the “Revolving Credit Facility”), by and among National City Business Credit, Inc., the Revolving Credit Lenders (as defined in the Revolving Credit Facility) and Value City, as amended by the First Amendment to the Revolving Credit Facility, dated as of August 16, 2006. The Seller shall use its commercially reasonable efforts to, prior to the Closing, assist the Purchaser in arranging a replacement credit facility on behalf of Value City with National City Business Credit, Inc.; provided, that such commercially reasonable efforts shall not require the Seller or any of its affiliates to make any payment or provide any financial assurances (whether in the form of a guarantee, letter of credit, pledge or otherwise). Any action to be authorized or taken by any Company or any Subsidiary, or with respect to their assets, in connection with such replacement credit facility shall be caused by the Purchaser to be authorized and taken by such Company or Subsidiary from and after the Closing. The parties agree that to the extent the Seller is requested to provide the Purchaser with assistance in preparing any disclosure schedules required for a replacement credit facility with respect to any of the Companies or the Subsidiaries, the Seller shall have no liability with respect to such disclosure schedules or the information it provides therein, and shall not be deemed to be making any express or implied representations or warranties in connection with the preparation and delivery of such disclosure schedules. The Seller and the Purchaser acknowledge that, from time to time following the Closing, (a) the Seller and its subsidiaries (which, following the Closing, shall not include the Companies or the Subsidiaries) may receive cash payments from third parties to which the Companies or the Subsidiaries are entitled and (b) the Companies and the Subsidiaries may receive payments from third parties to which the Seller or its subsidiaries (which, following the Closing, shall not include the Companies or the Subsidiaries) are entitled. The Seller shall, and the Purchaser shall cause the Companies and the Subsidiaries to, promptly cooperate as necessary or appropriate to allocate, disaggregate and pay in full to the correct payee(s) any funds (or portion thereof) received from time to time following the Closing by the Seller and its subsidiaries (which, following the Closing, shall not include the Companies or the Subsidiaries) or by the Companies and the Subsidiaries to which the actual recipient of such funds (or portion thereof) is not entitled. For example, the Seller may directly receive funds from a credit card service provider related to customer payments for merchandise sold by Filene’s Basement, Inc. and for merchandise sold by Value City. The Seller will promptly cooperate as necessary or appropriate to determine the portion of such funds allocable to merchandise sold by Value City and will remit such amount to Value City.
     Section 6.15 Reorganization.
          (a) On or prior to the Closing Date and subject to Section 6.15(b), the Seller shall (i) contribute the J.S. Overland Shares to Value City, and (ii) contribute the RVJ Shares to Value City, in each case free and clear of any Encumbrances.
          (b) Prior to the Closing Date, the Seller shall transfer, or shall cause its affiliates to transfer to the Seller or one of its affiliates (other than the Companies or the Subsidiaries), both the $250,000 convertible debt owed by Value City to Schottenstein Stores Corporation and the $250,000 cash collateral held by Value City with respect to such debt.
          (c) Immediately prior to the Closing, (i) the Seller shall transfer to Value City Holdings all of the issued and outstanding units of the membership interests of Value City, and (ii) Value City Holdings shall simultaneously issue to the Seller the Shares.
The actions referred to in this Section 6.15 are collectively referred to as the “Reorganization.”
     Section 6.16 Agreement with American Signature, Inc.. Prior to the Closing, Seller shall cause Value City to enter into an agreement with American Signature, Inc., in the form attached hereto as Exhibit D (the “Shared Operations Agreement”), that will formalize arrangements with respect to the rights and obligations of Value City and American Signature,

Inc. where the two are located in adjacent spaces with respect to subleasing arrangements, shared facilities, shared access, hours of operation, security and other matters.
     Section 6.17 VCM/RVLI License Agreement. At the Closing, the Seller shall present the Purchaser with a trademark and trade name license agreement in the form attached as Exhibit E (the “VCM/RVLI License Agreement”) that grants the Seller and its affiliates (other than the Companies and the Subsidiaries) certain rights to use the trademarks, trade names and symbols identified in Exhibit E solely in connection with the properties and assets identified in Exhibit E.
     Section 6.18 Transition Services.
          (a) The Seller agrees to, and agrees to cause its affiliates to, provide to the Companies and the Subsidiaries (i) the transition services identified on Section 6.18 of the Seller Disclosure Schedule for a period of one (1) year following the Closing Date, (ii) the Insurance Transition Services until the expiration of the applicable term set forth on Section 6.18 of the Seller Disclosure Schedule and (iii) the Health Benefit Claims Services until the expiration of the applicable term set forth on Section 6.18 of the Seller Disclosure Schedule (collectively, the “Transition Services”). “Insurance Transition Services” shall mean the services set forth as such on Section 6.18 of the Seller Disclosure Schedule, which services in respect of workers’ compensation insurance policies shall be contingent upon the Companies’ and the Subsidiaries’ maintenance of letters of credit satisfactory to such insurers. “Health Benefit Claims Services” shall mean the services set forth as such on Section 6.18 of the Seller Disclosure Schedule. The terms and conditions of the Insurance Transition Services and the Health Benefit Claims Services referenced in Section 6.18 of the Seller Disclosure Schedule shall be deemed to be operative covenants under this Agreement.
          (b) The Purchaser agrees that it shall, or shall cause the Companies and the Subsidiaries to, advance to the Seller in immediately available funds, not less than one (1) business day prior to the date of the planned payment by the Seller and its affiliates, the full amount (as estimated by the Seller and its affiliates) of any out-of-pocket costs and expenses that will be directly paid by the Seller and its affiliates to third parties on behalf of the Companies or the Subsidiaries in providing the Transition Services (including payroll, payables, Taxes and benefits and including, to the extent related to the business of the Companies and the Subsidiaries, all premium expenses, deductibles and retention amounts incurred by the Seller and its affiliates in connection with providing the Insurance Transition Services), and any failure to timely advance such funds fully to the Seller and its affiliates shall relieve the Seller of its obligations to make such payments to third parties on behalf of the Companies or the Subsidiaries; provided, however, that the aggregate amounts due for the Value City Department Stores gross payrolls for the pay dates February 1, 2008, February 8, 2008 and February 15, 2008, shall be paid not more than 30 days following the Closing Date.
          (c) In addition to its advance payment obligations under Section 6.18(b), the Purchaser agrees to cause the Companies and the Subsidiaries to reimburse the Seller for all Transition Services in an amount equal to the direct or allocated cost incurred by the Seller and its affiliates and overhead costs allocated to the services provided consistent with past practice prior to the Closing Date and, if applicable and only with respect to Transition Services that are provided prior to the six (6) month anniversary of the Closing Date, in accordance with affiliate agreements in effect immediately prior to the Closing; provided, that (i) the aggregate amount paid by the Companies and the Subsidiaries to the Seller pursuant to this sentence during the three (3) months immediately following the Closing Date shall not exceed $2,200,000 (other than in respect of import services provided by the Seller’s import group, which shall not be subject to such $2,200,000 limit), and (ii) the amounts paid by the Companies and the Subsidiaries to the Seller during the period from the three (3)-month anniversary until the six (6)-month anniversary of the Closing Date shall not be less than $500,000 per month. Subject to the cap and the minimum during the applicable periods specified in clauses (i) and (ii) of the immediately preceding sentence, with respect to any Transition Services provided prior to the six (6) month anniversary of the Closing Date for which there is no historical methodology for assessing charges, the pricing shall be based upon the mutual good faith agreement of the parties. The Seller shall invoice the Purchaser on a monthly basis (or more frequently, as may be determined in the Seller’s sole discretion from time to time, but in no event more than three (3) times in a given thirty (30)-day period) for all amounts owed by the Companies and the Subsidiaries under this Section 6.18(c), and the Purchaser shall cause the Companies and the Subsidiaries to pay to the Seller all invoiced amounts within five (5) business days following receipt of the relevant invoice. If the Companies and the Subsidiaries fail to timely pay any invoiced amount and the Purchaser does not cause the Companies and the Subsidiaries to pay such amount in full to the Seller within three (3) business days following its receipt of notice from the Seller regarding such failure, the Seller shall be entitled to discontinue all Transition Services under this Section 6.18 without further notice, obligation or liability to the Purchaser, the Companies or the Subsidiaries in respect of such Transition Services.
          (d) The Seller and the Purchaser agree that the Seller will transfer to the Companies and the Subsidiaries, within twenty (20) business days following the Closing Date, appropriate employees providing services related to the Transition Services (and not transferred prior to the Closing in accordance with Section 6.6), which employees will be determined by the Seller and the Purchaser in good faith and will thereafter be Value City Employees; provided, however, that upon the transfer of such employees to the Companies and the Subsidiaries, the Companies and the Subsidiaries shall incur no further Transition Services reimbursement obligations to the Seller with respect to such transferred employees pursuant to Section 6.18(c).
          (e) The Seller and the Purchaser agree to negotiate in good faith the terms and conditions (including cost and duration) upon which the Transition Services (other than the Insurance Transition Services and, except as otherwise indicated on Section 6.18 of the Seller Disclosure Schedule, the Health Benefit Claims Services) may be provided after the one (1)-year anniversary of the Closing Date, provided, however, that if such agreement is not entered into within six (6) months of the date of the Closing, the Seller shall be under no obligation to continue to provide Transition Services after the one (1)-year anniversary of the Closing Date. Notwithstanding anything to the contrary in this Section 6.18, should the Seller and the Purchaser enter into an agreement with respect to the provision of Transition Services, the provisions of this Section 6.18 shall be superseded and of no further force and effect as of the effective date of such agreement (except with respect to any amounts invoiced by the Seller to the Companies and the Subsidiaries pursuant to Section 6.18(c) prior to such effective date, which shall be paid by the Companies and the Subsidiaries in accordance with such Section 6.18(c)).
          (f) The Seller shall, and shall cause its affiliates to, provide Transition Services (other than the Insurance Transition Services) in a manner and at a quality and level of service at least equal in all material respects to the manner, quality and level of service, including those relating to completeness, accuracy, timeliness, priority and responsiveness, at which such services were performed prior to the Closing and shall use at least the same degree of care and skill in rendering Transition Services (other than the Insurance Transition Services) to the Companies and the Subsidiaries under this Agreement as they utilize in rendering such services for their own and their affiliates’ operations.
     Section 6.19 Further Assurances. Each party will, and will cause its subsidiaries to, execute such further documents or instruments and take such further actions as may reasonably be requested by the other party in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Without limiting the foregoing, (a) the Purchaser shall, from and after the Closing, cause the Companies and the Subsidiaries to, at the Seller’s cost and expense, execute such further documents or instruments and take such further actions as may reasonably be requested by the Seller in order to transfer to the appropriate affiliate of the Seller any owned or leased real property that (i) is used in the business of the Seller’s DSW or Filene’s Basement businesses or Schottenstein Stores Corporation’s businesses and was not reflected on the Value City Interim Financial Statements or on Section 6.12 of the Seller Disclosure Schedule, (ii) is discovered by the Seller or the Purchaser to be registered, recorded or leased in the name of a Company or a Subsidiary and (iii) is not used in the business of the Companies or the Subsidiaries, and (b) the Seller shall, from and after the Closing, at the Seller’s cost and expense, take such further actions as may reasonably be requested by the Purchaser to assist the Companies and the Subsidiaries in (i) seeking the return of any outstanding stock certificates representing shares of capital stock of Value City of Michigan, Inc., Gramex Retail Stores, Inc., J.S. Overland, RVJ and Value City that, as of the Closing Date, are held by National City Business Credit, Inc. and cancelling such certificates and issuing replacement certificates as contemplated by Section 3.4(c) of the Seller Disclosure Schedule and by Sections 6.15(a) and 6.15(c) of this Agreement and (ii) otherwise ensuring that the transactions contemplated by this Agreement and the Ancillary Agreements to occur at or prior to the Closing while the Companies and the Subsidiaries are controlled by the Seller are properly reflected in the minute books and corporate records of the Companies and the Subsidiaries.
ARTICLE VII
CLOSING CONDITIONS
     Section 7.1 Mutual Conditions to Closing. The respective obligations of each party to consummate the Closing is subject to the fulfillment as of the Closing of the following condition: the Seller Required Statutory Approvals, if any, shall have been obtained and, if applicable, evidence thereof delivered at or prior to the Closing Date by the Seller.
     Section 7.2 The Purchaser’s Conditions to Closing. The obligation of the Purchaser to consummate the Closing shall be further subject to the fulfillment as of the Closing of the following conditions, except as may be waived by the Purchaser in writing pursuant to Section 10.2:
          (a) Closing Deliveries. The Purchaser shall have received (i) the deliveries required to be made by the Seller pursuant to Section 2.2 and (ii) evidence of the assignment of the leases for 3080 and 3232 Alum Creek, Columbus, OH by the Companies and the Subsidiaries to the Seller.
          (b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.
          (c) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time), except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any Material Adverse Effect or other materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 7.3 The Seller’s Conditions to Closing. The obligation of the Seller to effect the Closing shall be further subject to the fulfillment as of the Closing of the following conditions, except as may be waived by the Seller in writing pursuant to Section 10.2:
          (a) Closing Deliveries. The Seller shall have received the deliveries required to be made by the Purchaser pursuant to Section 2.3.
          (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing Date, and shall have performed in full its obligations under Section 6.13(b)(i).
          (c) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time), except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

          (d) Revolving Credit Facility. The Seller shall have obtained evidence of the release of the Seller and all of its affiliates (other than the Companies and the Subsidiaries) from any liens or obligations under the Revolving Credit Facility.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by mutual written consent of the Seller and the Purchaser;
          (b) by the Purchaser or the Seller, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Closing, or if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable;
          (c) by the Purchaser or the Seller, by written notice to the other party, if the Closing Date shall not have occurred on or before the three (3) month anniversary of the date hereof (the “Initial Termination Date”); provided, however, that the right to terminate the Agreement under this Section 8.1(c) shall not be available to any party whose failure (or whose affiliates’ failure) to fulfill any obligation under this Agreement shall have proximately contributed to the failure of the Closing Date to occur on or before such date; and provided, further, that, if on the Initial Termination Date the condition to the Closing set forth in Section 7.1 shall not have been fulfilled or waived but all other conditions to the Closing shall be fulfilled or waived or shall be capable of being fulfilled, then the Initial Termination Date shall be extended for an additional two (2) month period;
          (d) by the Purchaser, by written notice to the Seller, if there shall have been a breach of any representation or warranty, or a breach of any covenant or agreement of the Seller hereunder, which breach would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by the Seller of notice in writing from the Purchaser, specifying the nature of such breach and requesting that it be remedied or the Purchaser shall not have received adequate assurance of a cure of such breach within such thirty (30) day period; or
          (e) by the Seller, by written notice to the Purchaser, if there shall have been a breach of any representation or warranty, or a breach of any covenant or agreement of the Purchaser hereunder, which breach would prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement, and such breach shall not have been remedied within thirty (30) days after receipt by the Purchaser of notice in writing from the Seller, specifying the nature of such breach and requesting that it be remedied or the Seller shall not have received adequate assurance of a cure of such breach within such thirty (30) day period.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Purchaser pursuant to Section 8.1, this Agreement will forthwith become null and void and there shall be no liability on the part of the parties to this Agreement or their respective representatives hereunder, except that (a) nothing contained herein shall relieve any party hereto from liability for fraud or willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (b) the agreement contained in the last sentence of Section 6.1, this Section 8.2, Article X and any capitalized terms defined in this Agreement and used in any of the foregoing sections or articles shall survive the termination of this Agreement.
ARTICLE IX
INDEMNIFICATION AND SURVIVAL
     Section 9.1 Indemnification.
          (a) From and after the Closing Date and subject to the express limitations set forth in Section 9.3, the Seller will indemnify, defend and hold harmless the Purchaser and its stockholders, directors, managers, officers, employees, agents and representatives (such persons, for the avoidance of doubt, excluding the Companies and the Subsidiaries, the “Purchaser Group”) from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs or expenses (including reasonable attorneys’ and other professional fees) (each, an “Indemnifiable Loss”), asserted against or suffered by any member of the Purchaser Group (but not including any indirect loss resulting from a diminution in value of any of the Companies or Subsidiaries) relating to, resulting from or arising out of (i) any breach of any representation or warranty of the Seller contained in Section 3.1, 3.2 or 3.3(a) of this Agreement, (ii) any breach of any covenant or agreement of the Seller contained in this Agreement that survives the Closing pursuant to Section 9.3, (iii) any claim, demand or suit to the extent that it alleges liability against any member of the Purchaser Group and relates to, results from or arises out of any act or omission of the Seller or any Company or Subsidiary prior to the Closing or any fact, circumstance, condition or event present or occurring prior to the Closing affecting any Company or any Subsidiary, or (iv) any claim, demand or suit to the extent that it alleges liability against any member of the Purchaser Group and with respect to which the Seller or any subsidiary of the Seller, on the one hand, and one or more of the Companies or Subsidiaries, on the other hand, are jointly and severally liable for monetary damages, other than to the extent such liability under clauses (iii) or (iv) relates to, results from or arises out of the gross negligence or willful misconduct of any Company or Subsidiary occurring after the Closing or of any member of the Purchaser Group.
          (b) The Seller’s obligation to indemnify the Purchaser Group pursuant to Section 9.1(a) is subject to the following limitations:
          (i) No indemnification shall be made by the Seller unless and until the aggregate amount of Indemnifiable Losses asserted against or suffered by the Purchaser Group exceeds $250,000 (the “Aggregate Claim Deductible”), and, in such event, indemnification shall be made by the Seller for all such Indemnifiable Losses, other than with respect to Indemnifiable Losses pursuant to Section 9.1(a)(iii) or Section 9.1(a)(iv), for which the Seller’s aggregate obligation to indemnify the Purchaser Group shall not be subject to any limit under this Section 9.1(b)(i).
          (ii) In no event shall the Seller’s aggregate obligation to indemnify the Purchaser Group exceed $2,000,000, other than with respect to Indemnifiable Losses resulting from fraud or willful misconduct or pursuant to Section 9.1(a)(iv), for which the Seller’s aggregate obligation to indemnify the Purchaser Group shall not be subject to any limit under this Section 9.1(b)(ii).
          (iii) No indemnification shall be made by the Seller for Indemnifiable Losses pursuant to Section 9.1(a)(iv) until a court of competent jurisdiction in the United States or any state shall have issued a final order, judgment or decree that is not subject to reasonable further appeal finding that the Seller or any subsidiary of the Seller, on the one hand, and one or more of the Companies or Subsidiaries, on the other hand, are jointly and severally liable in respect of a claim, demand or suit, and, in such event indemnification shall be made by the Seller only to the extent of any monetary damages imposed on the Purchaser Group by such order, judgment or decree and any costs and expenses (including reasonable attorneys’ and other professional fees) incurred by the Purchaser Group in defending such claim, demand or suit, it being understood that any loss, liability, damage, cost, obligation, payment, cost or expense incurred by any Company or any Subsidiary shall not constitute an Indemnifiable Loss of the Purchaser Group.
          (c) From and after the Closing Date, and subject to the express limitations set forth in Section 9.3, the Purchaser will indemnify, defend and hold harmless the Seller, its affiliates (other than the Companies and the Subsidiaries) and their respective directors, managers, officers, employees, agents and representatives (the “Seller Group”) from and against any and all Indemnifiable Losses asserted against or suffered by any member of the Seller Group relating to, resulting from or arising out of (i) any breach of any representation or warranty of the Purchaser contained in Section 4.1 or 4.2(a) of this Agreement or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement that survives the Closing pursuant to Section 9.3. The Purchaser’s obligation to indemnify the Seller Group pursuant to this Section 9.1(c) is subject to the following limitations:
          (i) No indemnification shall be made unless the aggregate amount of Indemnifiable Losses asserted against or suffered by the Seller exceeds the Aggregate Claim Deductible and, in such event, indemnification shall be made by the Purchaser for all such Indemnifiable Losses.
          (ii) In no event shall the Purchaser’s aggregate obligation to indemnify the Seller Group exceed $2,000,000 other than with respect to Indemnifiable Losses resulting from fraud or willful misconduct, for which the Purchaser’s aggregate obligation to indemnify the Seller Group with respect to such claims shall not be subject to any limit under this Section 9.1(c)(ii).

          (d) The Seller will not have any indemnification liability under this Agreement in respect of any Indemnifiable Loss to the extent that such Indemnifiable Loss is covered by insurance held by the Purchaser or any affiliate thereof (which, following the Closing, will include the Companies, the Subsidiaries and their respective successors), and the Purchaser will not have any indemnification liability under this Agreement in respect of any Indemnifiable Loss to the extent that such Indemnifiable Loss is covered by insurance held by the Seller or any affiliate of thereof (which, following the Closing, will exclude the Companies, the Subsidiaries, and their respective successors); provided, however, that an Indemnifiable Loss shall not be deemed to be “covered” by insurance to the extent of any applicable deductible or self-insurance retention.
          (e) An indemnitee under this Article IX (an “Indemnitee”) will be required to undertake reasonable efforts to mitigate any Indemnifiable Loss in respect of which a claim for indemnification is made or in respect of which the amount of such Indemnifiable Loss is added (or permitted to be added) to the Aggregate Claim Deductible.
          (f) The amount of any Indemnifiable Loss shall be reduced to take into account any net Tax benefit, or increased to take into account any net Tax cost, actually recognized by any member of the Purchaser Group or the Seller Group, as the case may be, entitled to receive, or required to provide, payment pursuant to an indemnification under this Agreement arising from the recognition of the Indemnifiable Loss and any payment actually received, or provided, with respect to an Indemnifiable Loss. Net Tax benefits and net Tax costs shall be measured by the amount of accrued or actual net Tax savings (including Tax refunds received from a Governmental Authority) or net Tax benefits realized at the time of realization.
          (g) The expiration, termination or extinguishment of any representation, warranty, covenant or agreement pursuant to Section 9.3 shall not affect the parties’ obligations under this Section 9.1 if the Indemnitee provided the person(s) required to provide indemnification under this Agreement (the “Indemnifying Party”) with written notice with reasonable specificity of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.
          (h) An Indemnifying Party shall have the right to offset or withhold any sums it may owe to an Indemnitee under Section 6.7 or this Article IX against any sums it is entitled to receive from such Indemnitee under Section 6.7 or this Article IX. For the avoidance of doubt, in no event shall the Purchaser, the Companies or the Subsidiaries have any right to offset or withhold any sums owed to the Seller and its affiliates under Section 6.18 with respect to the Transition Services against any sums the Purchaser Group is entitled to receive from the Seller and its affiliates under Section 6.7 or this Article IX.
          (i) Except as provided in Section 10.10 and in the Ancillary Agreements, and except for claims for fraud and intentional misconduct, if the Closing occurs, the rights and remedies of the parties under this Section 9.1 are exclusive and in lieu of any and all other rights and remedies that the parties may have under this Agreement or otherwise for monetary relief with respect to any breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement or any certificate or other agreement delivered by or on behalf of any party in connection herewith.

     Section 9.2 Defense of Claims.
          (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action or proceeding made or brought by any person who is not a party to this Agreement or an affiliate of a party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party prompt written notice thereof. Such notice shall describe the nature of the Third Party Claim in reasonable detail (including a copy of the Third Party Claim, if made in writing) and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.
          (b) The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, assume the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, by all appropriate proceedings, which proceedings will be diligently prosecuted, and the Indemnitee will upon reasonable request of an Indemnifying Party cooperate in good faith in such defense at the Indemnifying Party’s expense. If the Indemnifying Party has not assumed the defense of a Third Party Claim with respect to which indemnification is sought pursuant to Section 9.1(a)(iii), it shall reimburse the Indemnittee for reasonable attorneys’ fees, costs and expenses incurred by the Indemnitee in such defense in a timely manner following receipt of notice from the Indemnitee requesting reimbursement. If the Indemnifying Party has assumed the defense of any Third Party Claim, it will not be liable for any legal fees, costs or expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, in the event the Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in any such Third Party Claim include both such Indemnitee and the Indemnifying Party and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then such Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Third Party Claim on behalf of such Indemnitee and the Indemnifying Party will pay the reasonable and customary fees and disbursements of one such counsel. Notwithstanding the foregoing sentence, in the event that the Purchaser Group incurs attorneys’ fees, costs or expenses related to a claim, demand, suit or allegation by the Purchaser Group contending that the Seller or a subsidiary of the Seller, on the one hand, and one or more of the Companies or Subsidiaries, on the other hand, are jointly and severally liable for purposes of Section 9.1(a)(iv), (i) if a court of competent jurisdiction in the United States or any state issues a final order, judgment or decree that is not subject to reasonable further appeal finding that the Seller or any subsidiary of the Seller, on the one hand, and one or more of the Companies or Subsidiaries, on the other hand, are jointly and severally liable in respect of such claim, demand or suit, the Seller shall reimburse the Purchaser Group for the reasonable and customary fees and disbursements of the Purchaser Group’s counsel in pursuing such claim, demand or suit, and (ii) if a court of competent jurisdiction in the United States or any state issues a final order, judgment or decree that is not subject to reasonable further appeal that does not find that the Seller or any subsidiary of the Seller, on the one hand, and one or more of the Companies or Subsidiaries, on the other hand, are jointly and severally liable in respect of such claim, demand or suit, the Purchaser shall reimburse the Seller for the reasonable and customary fees and disbursements of the Seller’s counsel in defending such claim, demand or suit. Without the prior written consent of the

Indemnitee (not to be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee does not simultaneously receive full indemnification or that would fail to result in the Indemnitee receiving a release of any Third Party Claims. If the Indemnifying Party does not fulfill its obligation to assume the defense within thirty (30) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, then the Indemnitee will have the right to defend against such Third Party Claim, and the Indemnifying Party shall be liable for the Indemnitee’s reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith; provided, however, that the Indemnifying Party shall have the right to assume the defense of such Third Party Claim at any time thereafter; and provided, further, that the Indemnitee shall not settle or compromise a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.
          (c) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subject in right of payment to the Indemnitee’s rights against such third party.
          (d) A failure to give timely notice as provided in this Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party that was entitled to receive such notice was materially prejudiced as a result of such failure.
     Section 9.3 Survival of Obligations. The representations and warranties of the parties, other than those contained in Sections 3.1, 3.2, 3.3(a), 4.1 and 4.2(a), shall not survive the Closing. The representations and warranties of the parties contained in Sections 3.1, 3.2, 3.3(a), 4.1 and 4.2(a) shall survive the Closing until eighteen (18) months following the Closing Date, and no claim for breach of any such representations or warranties may be brought after the expiration of such time period as to which specific notice of a claim for indemnification in respect thereof has not been given pursuant to this Article IX prior to the expiration of such time period. The covenants, obligations and agreements of the parties contained in this Agreement shall not survive the Closing, except for any such covenants, obligations and agreements that, by their nature, are to be complied with by the parties following the Closing (which covenants, obligations and agreements shall remain in full force and effect in accordance with their terms). Section 9.1(h) and this Section 9.3 shall be the only provisions in Article IX applicable to

Section 6.7. Except as otherwise provided in this Section 9.3, and for claims for fraud or intentional misconduct, the parties agree that, after the Closing Date, any claim or cause of action against any of the parties hereto, or any of their respective directors, managers, officers, employees, affiliates, successors, permitted assigns, or representatives based upon, directly or indirectly, any of the representations or warranties, covenants or agreements contained in this Agreement, or any other agreement, document or instrument to be executed and delivered in connection with this Agreement may be brought only as expressly provided in this Article IX.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by each of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
     Section 10.2 Extension; Waiver. At any time prior to the Closing Date, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     Section 10.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein. Notwithstanding the foregoing, in any action or proceeding brought to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.
     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one (1) business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to the Seller, to:
Retail Ventures, Inc.
3241 Westerville Road
Columbus, Ohio 43224
Attn: General Counsel
Fax: (614) 478-2282
     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attn: Ronald C. Barusch
Fax: (202) 393-5760
and
(ii) if to the Purchaser, to:
VCHI Acquisition Co.
3241 Westerville Road
Columbus, Ohio 43224
Attn: President
Fax: (614) 473-2721
     with a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attn: Martin Bienenstock
Fax: (212) 259-6333
     Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, the Warrants, the VCM/RVLI License Agreement, the SSC License Agreement, the Shared Operations Agreement and the Stockholders Agreement (the “Ancillary Agreements”) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer, and shall not confer, upon any person other than the parties hereto and thereto (other than Indemnified Parties as set forth in Section 6.4 and certain affiliates of the Seller pursuant to Section 6.13) any remedies, claims of liability or reimbursement, causes of action or any other rights whatsoever.
     Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the principles of conflicts of law thereof.
     Section 10.8 Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Ohio or any Ohio state court in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any such action relating to this Agreement in any court other than a federal or state court sitting in the State of Ohio.
     Section 10.9 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) subject to Section 8.2(a) and Section 8.2(b), any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.
     Section 10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
     Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the Purchaser may assign all of its rights, interests and obligations under this Agreement in whole (but not in part) (a) in connection with the merger, consolidation or sale of all or substantially all of the assets of the Purchaser, or (b) in connection with the sale of the Purchased Interest, without the prior written consent of the Seller.
     Section 10.12 Performance and Compliance. The Purchaser hereby agrees, from and after the Closing, to cause the Companies and the Subsidiaries to duly perform and comply with all of the covenants, obligations and agreements required by this Agreement to be performed or complied with by the Companies and the Subsidiaries from and after the Closing.
     Section 10.13 Interpretation. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Whenever a reference is made to past or future conduct of the business of the Companies and Subsidiaries in the “ordinary course” (whether or not consistent with past practices), such “ordinary course” conduct shall be deemed to include the matters set forth on Section 3.1(a) of the Seller Disclosure Letter. References in this Agreement to “dollars” or “$” are to United States Dollars.
     Section 10.14 Counterparts; Effect. This Agreement may be executed and delivered (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

RETAIL VENTURES, INC.
By:
	Name:	James A. McGrady
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

VCHI ACQUISITION CO.
By:
	Name:	Robert DeAngelis
	Title:	President

Signature Page to Purchase Agreement

PURCHASE AGREEMENT
by and between
RETAIL VENTURES, INC.,
and
VCHI ACQUISITION CO.
Dated as of January 23, 2008

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